As filed with the Securities and Exchange Commission on January 31, 2012
Registration No. 333-173044
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________________

HEALTHSPRING, INC.
(Exact name of registrant as specified in its charter)
___________________________

Delaware	20-1821898
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
9009 Carothers Parkway, Suite 501 Franklin, Tennessee 37067 (615) 291-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
___________________________

Lindsay K. Blackwood Corporate Secretary Cigna Corporation 900 Cottage Grove Road Bloomfield, Connecticut 06002 (860) 226-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service) ___________________________

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. 

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. 

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. 

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement of HealthSpring, Inc. (the “Company”) on Form S-3 (File No. 333-173044) filed with the Securities and Exchange Commission on March 24, 2011 (the “Registration Statement”), which registered an unspecified amount of the Company’s common stock, par value $0.01 per share (“Company common stock”).

On January 31, 2012, the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 24, 2011, among the Company, Cigna Corporation, a Delaware corporation (“Cigna”), and Cigna Magnolia Corp., a Delaware corporation and an indirect, wholly owned subsidiary of Cigna (“Merger Sub”).  Pursuant to the Merger Agreement, the Company was acquired by Cigna through a merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly owned subsidiary of Cigna.  At the effective time of the Merger, (i) each outstanding share of Company common stock, other than restricted shares, treasury shares, shares owned by the Company, Cigna, Merger Sub, or any of their wholly-owned subsidiaries, and shares for which appraisal was properly demanded, was converted into the right to receive $55.00 in cash, without interest and subject to any applicable withholding taxes, and (ii) equity awards relating to Company common stock were treated in accordance with the Merger Agreement and agreements entered into in connection with the Merger.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on January 31, 2012.

HEALTHSPRING, INC.

By:	/s/ Karey L. Witty
	Name:	Karey L. Witty
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Herbert A. Fritch	Chief Executive Officer (Principal Executive Officer)	January 31, 2012
Herbert A. Fritch

/s/ Karey L. Witty	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 31, 2012
Karey L. Witty

/s/ Lindsay K. Blackwood	Director	January 31, 2012
Lindsay K. Blackwood

/s/ Mary T. Hoeltzel	Director	January 31, 2012
Mary T. Hoeltzel

/s/ F. Mark Lastner	Director	January 31, 2012
F. Mark Lastner

/s/ Eric P. Palmer	Director	January 31, 2012
Eric P. Palmer

/s/ James Yablecki	Director	January 31, 2012
James Yablecki